                                                                     EXHIBIT 2.3

                           ASSET PURCHASE AGREEMENT

                                 by and among

                           STERLING SOFTWARE, INC.,
                                    Parent,
                       STERLING SOFTWARE (U.S.A.), INC.,
                                    Buyer,

                          SPECTRA LOGIC CORPORATION,
                                    Seller,

                              NATHAN C. THOMPSON,

                                      and
                               MICHAEL J. SAUSA

                           Dated as of March 6, 1999

     ASSET PURCHASE AGREEMENT (herein, together with the Exhibits and Schedules attached hereto, referred to as this "Agreement"), dated as of March 6, 1999, by and among Sterling Software, Inc., a Delaware corporation ("Parent"), Sterling Software (U.S.A.), Inc., a California corporation and wholly owned subsidiary of Parent (the "Buyer"), Spectra Logic Corporation, a Delaware corporation (the "Seller"), and Nathan C. Thompson ("Thompson") and Michael J. Sausa ("Sausa").

                              W I T N E S S E T H

     WHEREAS, the Seller presently conducts the business of designing, developing, marketing, selling, delivering, licensing, supporting, maintaining or otherwise providing information systems back-up software, including the Products (as defined in Section 1.1(a)(vi) hereof), and providing related consulting services (the "Alexandria Business");

     WHEREAS, the Seller wishes to sell to the Buyer the Assets (as defined in Section 1.1(a) hereof) and the Alexandria Business, and the Buyer wishes to buy from the Seller the Assets and the Alexandria Business, all upon the terms and subject to the conditions set forth herein;

     WHEREAS, the parties hereto have entered into a binding letter agreement, dated February 27, 1999 (the "Letter Agreement"), which Letter Agreement shall be superseded in its entirety by this Agreement upon execution hereof;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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                                   ARTICLE I

                          SALE AND PURCHASE OF ASSETS

     Section 1.1 Transfer of Assets; Excluded Assets. (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6 hereof) the Seller shall, and shall cause each of its affiliates to, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller and any such affiliates, all the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal or fixed or contingent, owned, held, used, conceived, developed or offered for sale or license by Seller or any of its affiliates in connection with the conduct of the Alexandria Business or otherwise arising out of the conduct of the Alexandria Business (collectively, the "Assets"). The Assets shall include, but shall not be limited to, the following:

          (i) Tangible Personal Property. The capital equipment together with all other hardware, equipment, office equipment and supplies and other tangible personal property owned, held or used by Seller or any of its affiliates in connection with the conduct of the Alexandria Business, including any such tangible personal property held under a capitalized lease or similar agreement;

          (ii) Expensed Assets. The expensed assets relating to the Alexandria Business;

          (iii) Prepaid Items. All prepaid items, deposits, costs and fees relating to the Alexandria Business;

          (iv) Inventory. All raw materials, components, work-in-process, finished goods and packaging materials and supplies held or used by Seller or any of its affiliates in connection with the conduct of the Alexandria Business (collectively, the "Inventory");

          (v) Accounts Receivable. All accounts or notes receivable of, and any other amounts due or indebtedness owed by any obligor to, Seller or any of its affiliates arising out of the conduct of the Alexandria Business prior to the date of the Closing, including amounts due from original equipment manufacturers used by or associated with the Alexandria Business and the portion of any accounts receivables which are shared (e.g., common customer) with other businesses of Seller to the extent attributable to the Alexandria Business (collectively, the "Accounts Receivables", with such shared Accounts Receivables being referred to herein as the "Shared Accounts Receivables");

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          (vi)  Alexandria Software.  All (A) Software that is Related to the
Alexandria Business, including all Products and all Software used in or necessary for the research, development, modification, testing, maintenance and support of the Products, and (B) documentation, including research, development, modification, testing, maintenance and support documentation and installation and user manuals and materials, relating to any of the foregoing (in each case, whether in written form or in magnetic, electronic or other machine readable form), except, in each of (A) and (B), for Third Party Intellectual Property (as defined in Section 1.1(c) hereof) ((A) and (B) collectively, the "Alexandria Software"). "Software" means all computer programs (including applications, utilities, modules, libraries, toolkits, applets and scripts), databases, compilations and other electronically stored data, and any other software, including software implementations of algorithms, models, methodologies and other technology. "Products" means all current or previous software products of any type licensed, sublicensed, sold or otherwise distributed by the Seller or any of its affiliates at any time prior to the date of the Closing and Related to the Alexandria Business, including all releases, updates, upgrades, enhancements, fixes or other modifications to all such software products, and all related marketing and instructional materials, user manuals and other related materials. "Related to the Alexandria Business" means (I) used in or necessary for the conduct of the Alexandria Business as currently conducted or proposed or contemplated to be conducted, (II) conceived or developed, or in development, in connection with the Alexandria Business as previously or currently conducted, or proposed or contemplated to be conducted, or (III) otherwise arising out of the conduct of the Alexandria Business as previously or currently conducted, or proposed or contemplated to be conducted;

          (vii) Contracts. All contracts (other than employment agreements, including those listed on Schedule 1.1(vii) hereof (the "Employment Contracts")), including consulting agreements and contract worker agency agreements, leases, licenses (including software licenses, customer support agreements and software user agreements, as licensor or licensee), distributor agreements, purchase orders (as vendor or purchaser), agreements with original equipment manufacturers, VAR and reseller agreements, loaned equipment agreements and other agreements of Seller or any of its affiliates relating to the Alexandria Business, including the Intellectual Property Agreements set forth in Section 2.12(a)(ii) hereof, it being the intention of the parties hereto to segregate contracts with a single customer which relate both to the Alexandria Business and the hardware businesses of Seller (collectively, the "Assumed Contracts");

          (viii) Alexandria Intellectual Property. All (A) trademarks, service marks, trade names, brand names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); (B) patents and

                                       4
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industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing), and invention disclosures (collectively, "Patents"); (C) copyrights (including any registrations and applications for any of the foregoing), database rights and "mask works" (as defined under 17 U.S.C. (S) 901 and equivalent foreign laws) and any registrations and applications for "mask works" (collectively, "Copyrights"); (D) technology, trade secrets and other confidential technical and business information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); and (E) content on Seller's World Wide Web site ("Seller Web Site") that is Related to the Alexandria Business, and any other intellectual property, industrial property or other proprietary rights; in each case (A) through (E),
(I) Related to the Alexandria Business but not constituting Third Party Intellectual Property, (II) including but not limited to, the items set forth and indicated as owned by the Seller or any of its affiliates in Section 2.12(a) of the Seller's disclosure schedule delivered concurrently herewith to the Buyer (as amended or updated in accordance with this Agreement, the "Disclosure Schedule"), and (III) including the right to sue and collect damages for past infringement of any of the foregoing (the Trademarks, Patents, Copyrights, Trade Secrets and other rights as set forth and qualified in this Section 1.1(a)(viii), and the Alexandria Software, collectively, "Alexandria Intellectual Property");

          (ix) Permits. All licenses, permits, authorizations and approvals issued by any governmental authority to Seller and any of its affiliates relating to the Assets or the Alexandria Business;

          (x) Causes of Action. All causes of action, judgments, claims, reimbursements and demands, of whatever nature, in favor of Seller and related to the Assets, the Assumed Liabilities (as defined in Section 1.2) or the conduct of the Alexandria Business;

          (xi) Guarantees. All guarantees and warranties under which Seller is a beneficiary to the extent related to the Assets or the Alexandria Business;

          (xii) Telephone Numbers. To the extent transferable, all rights to the telephone numbers (and related directory listings) used in connection with customer support associated with the Alexandria Business;

          (xiii) Books and Records. All financial, accounting and operating data, including customer lists, customer billing records, customer support records and other customer files, sales and promotional data, advertising materials, credit information, cost and pricing information, vendor and distributor lists and files, payroll and personnel records, subject to employee consent, if required, source documentation relating to the Accounts Receivables and other books, records and information

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of Seller or any of its affiliates relating to the Assets or the Alexandria
Business, provided that Seller shall be entitled to retain originals of the source documentation relating to the Shared Accounts Receivables but shall deliver copies thereof to Buyer from time to time upon Buyer's request; and

          (xiv) Other Assets. All other assets used in or otherwise arising out of the conduct of the Alexandria Business, whether tangible or intangible, and wherever located, except for the Excluded Assets.

          The inclusion of any asset in this Section 1.1(a) shall not, in any way, result in the assumption by the Buyer of any Retained Liability.

          (b) The Buyer is not acquiring from the Seller, and the Seller shall retain ownership of (i) all right, title and interest in and to, and exclude from sale hereunder, all assets, properties and rights of the Seller of every kind, character and description, wherever located and whether real or personal or fixed or contingent, not included in the definition of Assets, (ii) all hardware designs, firmware, specifications, schematics, parts lists and parts inventory relating to the Seller's SSCL robotic control device and the Seller's automated tape library devices, provided that the Buyer will be granted a worldwide, royalty free, perpetual license to use the SSCL device firmware, and Seller will make SSCL devices available to Buyer at a cost equal to Seller's fully burdened cost plus twenty percent for a period of five years from the date of this Agreement, (iii) all rights and obligations under the Employment Contracts, and (iv) the assets listed on Schedule 1.1(b) (collectively, the "Excluded Assets").

          (c) All third party Software or other third party intellectual property, including any third party Patents, Copyrights, Trademarks, Trade Secrets or other intellectual property, that is (A) incorporated into any Product or other Alexandria Software, or (B) otherwise Related to the Alexandria Business (collectively, "Third Party Intellectual Property") are also deemed "Excluded Assets" in addition to such Excluded Assets set forth in Section 1.1(b) hereof (the Alexandria Intellectual Property and Third Party Intellectual Property collectively, "Intellectual Property").

          (d) For use in the ordinary course of the Alexandria Business during a transition period following the Closing, Seller hereby grants a limited, worldwide, royalty-free, fully-paid license to Buyer, and consents to the use by Buyer, for a period of 180 days following the Closing Date, of the name "Spectra Logic" or "Spectra Logic Software" or any derivations thereof or any other marks, slogans or logos used in connection with the Alexandria Business.

     Section 1.2 Assumed Liabilities; Retained Liabilities. (a) As additional consideration hereunder, at the Closing (as defined in Section 1.5 hereof), the Buyer

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shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform or discharge in accordance with their respective terms, the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

          (i) all liabilities and obligations that arise in the ordinary course of business under the Assumed Contracts (but only with respect to performance of such Contracts after the Closing and excluding any liabilities for any breaches of such Contracts by the Seller);

          (ii) accrued vacation, sick pay and similar routine liabilities (other than sabbatical liability) associated with employees of the Alexandria Business who become employees of the Buyer or Parent on or immediately after the Closing Date; and

          (iii) except as otherwise provided in this Agreement, all liabilities and obligations arising solely out of the conduct of the Alexandria Business by the Buyer on and after the Closing Date.

          (b) Notwithstanding anything in this Agreement to the contrary, the Buyer and Parent shall not assume, and shall be deemed not to have assumed, any liabilities or obligations of the Seller or the Alexandria Business, whether known or unknown, disclosed or undisclosed, asserted or unasserted, fixed or contingent and whether or not reflected on a balance sheet of Seller, except as expressly provided in Section 1.2(a) hereof, and the Seller shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, all such liabilities and obligations of the Seller other than the Assumed Liabilities (collectively, the "Retained Liabilities").

     Section 1.3 Purchase Price. (a) In consideration for the sale and transfer of the Assets, the Buyer shall (A) assume and become responsible for the Assumed Liabilities and (B) pay the Seller an aggregate of $26,750,000 in cash (the "Purchase Price"), in accordance with Section 1.3(b) hereof.

          (b) On the Closing Date, Buyer shall pay to Seller, the amount of the Purchase Price (the "Seller Closing Payment") payable by wire transfer in immediately available funds to an account specified in writing by Seller at least one business day prior to the Closing (the "Seller's Account").

     Section 1.4 Closing Date Statement of Net Book Assets. (a) At or immediately prior to the Closing, the Seller, in consultation with the Buyer, shall prepare and deliver to the Buyer a Statement of Net Book Assets as of the Closing Date (the "Closing Date Statement of Net Book Assets") which statement shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on

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a consistent basis and shall set forth the net book value of the Assets and
Assumed Liabilities as of such date. Seller shall cooperate with Buyer and Buyer's accountants and representatives in connection with the preparation of the Closing Date Statement of Net Book Assets and shall grant the Buyer and the Buyer's accountants and representatives such access as may be reasonably requested to the books, records or other information related to the Alexandria Business in the Seller's possession that may be useful in reviewing the preparation of the Closing Date Statement of Net Books Assets.

          (b) Following receipt of the Closing Date Statement of Net Book Assets, the Buyer shall promptly review such Statement. The Seller shall, and shall cause the Seller's employees, accountants and other representatives to, cooperate with the Buyer and Buyer's accountants and representatives in connection with a review of such Statement.

     Section 1.5 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or waiver of the conditions set forth in Article V hereof (other than the conditions with respect to actions the parties will take at the Closing), at 10:00 a.m., local time, at the offices of Parent, 300 Crescent Court, Suite 1200, Dallas, Texas or Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The parties hereby agree that the Closing shall be deemed effective as of 12:01 A.M., Boulder, Colorado time, on the Closing Date.

     Section 1.6 Purchase Price Allocation/Tax Filings. Buyer and Seller shall consult with each other with respect to the allocation of the Purchase Price and the amount of the Assumed Liabilities among the Assets; provided, however, that nothing in this Section 1.6 shall be deemed to obligate either the Buyer or the Seller to agree on such allocation.

     Section 1.7 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer (unless previously delivered), the following:

          (a) A duly executed bill of sale and assignments with respect to the Assets, in substantially the form of Exhibit A hereto (the "Bill of Sale").

          (b) The opinion of counsel to the Seller, dated the Closing Date, covering the matters set forth in Exhibit B hereto.

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          (c)  A copy of the resolutions of the board of directors of the Seller and the stockholders of the Seller, authorizing the execution, delivery and performance hereof, and of each other agreement to be executed in connection with the transactions contemplated by this Agreement, by the Seller, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect.

          (d) Duly executed instruments of assignment for assigning all Alexandria Intellectual Property to Buyer in substantially the form attached hereto as Exhibit C and such other forms of assignment of Alexandria Intellectual Property and Intellectual Property Agreements as, in the reasonable judgment of Buyer, are required or appropriate under applicable law in order to record the transfer of the Alexandria Intellectual Property and Intellectual Property Agreements from the Seller to Buyer (collectively, the "Intellectual Property Assets Assignments").

          (e) The Product Reseller Agreement referred to in Section 4.16 hereof.

          (f)  The Seller Product License referred to in Section 4.17 hereof.

          (g) All of the books and records relating to the Alexandria Business, provided, that books and records at the principal place of business of the Alexandria Business shall remain thereat and shall be deemed delivered to the Buyer, provided further, that the Seller may retain any original of a book or record relating to the Alexandria Business that Seller is required to retain under any Applicable Law (as defined in Section 2.9(b)) relating to Taxes (as defined in Section 2.10(h)), it being understood between the parties hereto that Buyer shall be provided with copies at the Closing of, and shall have access to following the Closing, any such book or record retained by the Seller.

          (h) Evidence satisfactory to the Buyer of the release of all material Liens on the Assets, other than Permitted Liens (as such terms are defined in Section 2.17(b) hereof).

          (i)  The Consulting Agreement referred to in Section 4.11 hereof.

          (j) A certification of non-foreign status for the Seller in the form and manner which complies with the requirements of section 1445 of the Code and the Regulations and any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Buyer could have liability to withhold and pay with respect to the transfer of the Assets; provided, however, that if the Seller shall fail to deliver such certification of non-foreign status or other certifications, the Buyer shall withhold at the Closing and pay over to the appropriate taxing authority an amount equal to, in the case of a failure to provide a

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certification of non-foreign status in compliance with section 1445 of the Code and the Regulations, ten percent (10%) of the total "amount realized" (as defined in section 1445 of the Code) and, in the case of a failure to provide any other certification, such amount as necessary to cover such Taxes, based on the Buyer's estimate of the amount of such potential liability.

          (k) Such other documents and certificates duly executed as may be required to be delivered by the Seller pursuant to the terms of this Agreement or such other duly executed instruments of conveyance and transfer as may be reasonably requested by the Buyer prior to the Closing Date.

     Section 1.8 Deliveries by the Buyer. (i) At the Closing, the Buyer shall deliver to the Seller (or, if specified below, to Thompson or Sausa) (unless previously delivered), the following:

          (a)  The Seller Closing Payment in accordance with Section 1.3 hereof.

          (b) The Non-Compete Payment (as defined in Section 4.10 hereof) to Thompson and Sausa referred to in Section 4.10 hereof.

          (c) The Consulting Agreement referred to in Section 4.11 hereof, together with the Consulting Payment (as defined in Section 4.11 hereof) to Thompson.

          (d) A duly executed instrument of assumption, in substantially the form of Exhibit D hereto (the "Instrument of Assumption").

          (e) The Product Reseller Agreement referred to in Section 4.16 hereof.

          (f)  The Seller Product License referred to in Section 4.17 hereof.

          (g) Such other documents and certificates duly executed as may be required to be delivered by the Buyer pursuant to the terms of this Agreement or such other duly executed instruments of assumption as may be reasonably requested by the Seller prior to the Closing Date.

     Section 1.9 Third-Party Consents. To the extent that any Asset is not capable of being sold, conveyed, assigned or transferred without the consent, release or waiver of any third party, including a Governmental Entity (as defined in Section 2.3 hereof), the Seller agrees to use all reasonable efforts to obtain such consent, release or waiver. To the extent such consent, release or waiver cannot be obtained, this Agreement shall not constitute a sale, conveyance, assignment or transfer, or an at-

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tempted sale, conveyance, assignment or transfer thereof. In those cases where consents, releases or waivers have not been obtained at or prior to the Closing Date to the sale, conveyance, assignment or transfer to the Buyer of such Assets, this Agreement shall constitute an equitable assignment by the Seller to the Buyer of all of the Seller's rights, benefits, title and interest in and to such Assets, and where necessary or appropriate, the Seller shall be deemed to be the Buyer's agent for the purpose of completing, fulfilling and discharging all of the Buyer's rights and liabilities arising after the Closing Date with respect to such Assets. The Seller shall take all necessary steps and actions to provide the Buyer with the benefit of such Assets (including, but not limited to, (i) enforcing any rights of the Seller arising with respect to any such Assets (including without limitation the right to terminate in accordance with the terms thereof upon the advice of the Buyer) or (ii) permitting the Buyer to enforce any rights arising with respect to Assets) as if they had been sold, conveyed, assigned or transferred to the Buyer.


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     Section 2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions in which applicable law does not provide for such qualification, licensing or being in good standing and except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect (as defined below) on the Alexandria Business. A true, complete and correct copy of the Certificate of Incorporation and By-laws of the Seller, as in effect on the date hereof, has heretofore been delivered to the Buyer.
The Seller does not have any subsidiaries or any other equity interest in any corporation, partnership, joint venture or other business entity which conducts any of the Alexandria Business. "Material Adverse Effect" means a material adverse effect on the business, operations, assets, results of operations, cash flows, liabilities, prospects or condition (financial or otherwise) of the Alexandria Business (other than effects of, or occasioned by, conduct contemplated by this Agreement or customer reaction to the transactions contemplated hereby, it being understood that the failure or refusal of any Alexandria Employee (as defined in Section 4.7) to accept employment with

                                       11
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the Buyer is considered conduct contemplated by this Agreement). A "subsidiary"
of an entity means any corporation, partnership, joint venture or other business entity which the specified entity directly or indirectly owns, in the aggregate, a majority of the general voting interest.

     Section 2.2 Authority Relative to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of the Seller and have been approved by the stockholders of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or for the Seller to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming the due execution and delivery of this Agreement by the Buyer, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect or by legal and equitable principles limiting or affecting the rights of creditors generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 2.3 Consents and Approvals; No Violations. (a) No filing with, and no permit, authorization, consent, registration, notice, approval or other action of any court of competent jurisdiction, regulatory authority, registration authority governmental body or other public body, domestic or foreign (a "Governmental Entity") or any other third party (including any self-regulatory organizations) is required to be made, obtained or given by the Seller or any of its affiliates on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by the Seller except: (i) for the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder, (ii) for each of the filings, authorizations, consents, registrations, notices, approvals and actions set forth in Section 2.3 of the Disclosure Schedule, or (iii) where failure to obtain such consent, approval, registration, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of the Seller to consummate the transactions contemplated by this Agreement. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate

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

of incorporation or by-laws of the Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, arrangement or other commitment or obligation to which the Seller is a party or by which the Seller or any of the Assets may be bound, including any Intellectual Property Agreement or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Seller or any of the Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect on the Alexandria Business and which would not prevent or delay the consummation of the transactions contemplated by this Agreement.

          (b) Section 2.3(b) of the Disclosure Schedule sets forth all third party consents or notifications necessary for the consummation by the Seller of the transactions contemplated by this Agreement.

     Section 2.4 Financial Statements. (a) Section 2.4(a) of the Disclosure Schedule contains true and complete copies of the balance sheets (the "Audited Balance Sheets") of the Seller at June 30, 1998 and 1997 and the related statements of income and cash flow for the fiscal years then ended, together with the related notes thereto and the related opinions of the independent public accountants of the Seller, all of which have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. Such balance sheets (including the related notes) present fairly the financial position of the Seller as of the respective dates thereof, and such statements of income and cash flow (including the related notes) present fairly the results of operations and cash flows of the Seller for the respective periods then ended.

          (b) Section 2.4(b) of the Disclosure Schedule contains true and complete copies of unaudited statements of income of Seller's hardware business and the Alexandria Business for the fiscal year ended June 30, 1998 as well as the six months ended December 31, 1998 (the "Income Statements"). Except as set forth in Section 2.4(c) below, such unaudited statements of income have been prepared in accordance with GAAP consistently applied during the periods involved, present fairly, in all material respects, the results of operations of Seller's hardware business and the Alexandria Business for such periods, are correct and complete in all material respects, and are consistent with the Seller's books and records in all material respects.

          (c) The Buyer and Seller acknowledge that for purposes of Seller's preparation of the Income Statements for the Alexandria Business, revenue, cost of goods sold and research and development cost were allocated between

Seller's hardware business and the Alexandria Business on the basis of actual revenue and expenses specifically attributable to the activity in question, but some indirect costs, as well as selling, marketing, general and administrative costs reflect a combination of actual costs (to the extent such costs could be specifically attributed to the activity in question) and a proportionate allocation of all other costs (based on the proportion that the revenue of each activity bore to the total revenue of Seller during the period in question) and provided further that such Income Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, and no provision has been made for federal or state income taxes.

     Section 2.5 No Undisclosed Liabilities. The Alexandria Business has no liabilities (including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense, fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured) (collectively, the "Undisclosed Liabilities") and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Undisclosed Liabilities, except: (a) the Retained Liabilities, (b) those liabilities and obligations set forth in Section 2.5 of the Disclosure Schedule; and (c) those liabilities and obligations that would be set forth on a balance sheet prepared in accordance with GAAP consistently applied for the Alexandria Business for the period ended on the Closing Date (a "Closing Date Balance Sheet") or incurred in the ordinary and usual course of business consistent with past practice, provided that such ordinary course liabilities are of a type and magnitude consistent with those liabilities incurred by the Alexandria Business in accordance with its past practices.

     Section 2.6  Absence of Certain Changes.  (a)  Except as set forth in
Section 2.6 of the Disclosure Schedule and except for the transactions contemplated by this Agreement, since December 31, 1998, (A) the Seller has conducted the Alexandria Business in the ordinary course of business consistent with past practice and reasonable business practices, (B) the Seller has not taken, or agreed to take, any of the actions set forth in Section 4.1 hereof with respect to the Alexandria Business which would have a Material Adverse Effect on any Asset or materially increase any Assumed Liability and (C) the Seller has not entered into any transaction involving the Alexandria Business or conducted the Alexandria Business other than in the ordinary course of business consistent with past practice.

          (b) Except for the transactions contemplated by this Agreement, since December 31, 1998, there has not occurred any events or circumstances or changes in the Alexandria Business that, individually or in the aggregate, have had, or are reasonably likely to have, a Material Adverse Effect on the Alexandria Business.

     Section 2.7 No Default. Except as set forth in Section 2.7 of the Disclosure Schedule, there exists no default or violation (and no event has occurred which with notice or lapse of time would constitute a default or violation) on the part of Seller, or to the knowledge of Seller any other party, of any term, condition or provision of (i) any Assumed Contracts or other commitment or obligation to which the Seller is a party and which relates to the Alexandria Business or the Assets or (ii) any order, writ, judgment, injunction, decree or settlement applicable to the Seller and relating to the Alexandria Business or the Assets, other than those defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Alexandria Business.

     Section 2.8 Litigation. (a) Except as set forth in Section 2.8(a) of the Disclosure Schedule, there is no claim, action, suit, proceeding, charge or investigation pending or, to the knowledge of the Seller, threatened to be brought, before or involving any Governmental Entity or private arbitration tribunal or self-regulatory authority (collectively, a "Proceeding"), including, but not limited to, disciplinary action, Taxes, workers' compensation, environmental matters, personal injury, employment discrimination or other employee-related Proceedings, involving the Seller and relating to the Alexandria Business or the Assets.

          (b) Except as set forth in Section 2.8(b) of the Disclosure Schedule, there are no outstanding orders, writs, judgments, injunctions, decrees or settlements that apply, in whole or in part, to the Assets or the Alexandria Business that restrict the use of the Assets or the conduct of the Alexandria Business in any material respect or that will remain applicable to the Alexandria Business following the Closing. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Seller, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

          (c) The Seller has delivered to the Buyer copies of all complaints, answers, motions and responses and other documentation relating to any Proceeding.

     Section 2.9  Compliance with Applicable Law.  (a)  Except as set forth in
Section 2.9(a) of the Disclosure Schedule, the Assets include all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of the Alexandria Business (the "Permits"). All of the Permits of the Alexandria Business are set forth in Section 2.9(a) of the Disclosure Schedule.

          (b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, the Alexandria Business has been and is being conducted in compliance with and the Seller has complied with all Permits, orders, writs, judgments, injunctions, decrees and settlements and applicable laws, statutes, ordinances, codes, rules, regula-tions and policies of any Governmental Entity or self-regulatory authority (collectively, the "Applicable Laws"), and neither Seller nor any of its subsidiaries has received notification of any asserted present or past failure to so comply.

     Section 2.10 Taxes. (a) The Seller has duly and timely filed (and until the Closing will duly and timely file) with the appropriate federal, state, local or foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to the Seller, and all such Tax Returns are true, correct and complete in all respects. Except as set forth in Section 2.10(e) of the Disclosure Schedule, no extension of time within which to file any Tax Return has been requested or granted, which such Tax Return has not since been filed.

          (b) Seller has timely paid, or provided adequate reserves for, all Taxes which are related to the Assets or the Alexandria Business and are due (whether or not shown as due on a Tax Return), or claimed or asserted by any taxing authority to be due. There is no unpaid Tax due and payable the nonpayment of which could have a Material Adverse Effect on any of the Assets or the Alexandria Business or could reasonably be expected to cause the Buyer to incur any material liability.

          (c) There are no Liens for Taxes upon any of the assets of the Seller except for statutory Liens for current Taxes not yet due.

          (d) The Seller has complied (and until the Closing Date will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from employee compensation and any other payments for which withholding is required and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under all applicable laws, rules and regulations. Payees classified as independent contractors were properly so classified. The Alexandria Business maintains in its files the appropriate valid exemption certificates related to all sales to customers on which sales Tax was not collected. All purchases on which sales or use Tax were not paid were properly exempt from such Taxes.

          (e) Except as set forth in Section 2.10(e) of the Disclosure Schedule, (i) there has been no issue raised or adjustment proposed (and none is pending) by any Tax authority with respect to Taxes attributable to the Assets or the Alexandria Business, (ii) there is no pending Tax audit or examination of, nor any action, suit, investigation, claim, deficiency or assessment asserted with respect to the Assets or the Alexandria Business and (iii) there are no extensions of the time in which to assess Taxes with respect to the Assets or the Alexandria Business. Any such audit, examination, action, suit, investigation, claim, deficiency or assessment shown in

Section 2.10(e) of the Disclosure Schedule is being contested in good faith through appropriate proceedings for which adequate reserves have been provided.

          (f) Except as set forth in Section 2.10(e) of the Disclosure Schedule, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by the Seller.

          (g) The Seller is not a party to any agreement, contract, arrangement or Plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (h) For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, profits, windfall profits, gift, severance, ad valorem, social security, unemployment, disability, premium, recapture, credit, occupation, service use, leasing, leasing use, transfer, estimated, stamp, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock, franchise taxes or similar taxes (including any interest accrued thereon or penalties, additions or fines attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a unitary, combined or any other basis); and (ii) the term "Tax Return" shall mean any report, return document, declaration or other filing required to be supplied to any taxing authority or jurisdiction or information with respect to Taxes imposed upon or attributable to the operations of the Alexandria Business including, without limitation, any supporting schedules or attachments and amendments thereto.

     Section 2.11 Employee Benefit Plans; ERISA. (a) Section 2.11(a) of the Disclosure Schedule contains a true and complete list of the Plans (as defined below). Neither the Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Seller or any ERISA Affiliate. For purposes of this Agreement, the term "Plan" shall mean any bonus, incentive, deferred compensation, insurance, severance, termination, retention, change of control, employment, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance, vacation, retiree benefit plan, program, agreement or arrangement (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained, con-tributed to or required to be contributed to by the Seller or any trade or business which together with the Seller would be deemed a "single employer" within the meaning of section 4001 of ERISA (each, an "ERISA Affiliate"), for the benefit of any current or former employee of the Alexandria Business, or any ERISA Affiliate, whether formal or informal and whether legally binding or not.

          (b) Except as set forth on Section 2.11(b) of the Disclosure Schedule, with respect to each Plan, the Seller has heretofore delivered to the Buyer true and complete copies of each of the following documents:

          (i) a copy thereof (including all amendments thereto) or description of the Plan if it is not a written Plan;

          (ii) a copy of the annual report, if required under ERISA, with respect thereto for the last two years;

          (iii) a copy of the most recent Summary Plan Description, together with each summary of material modifications, required under ERISA with respect thereto and all material written communications to employees or former employees with respect thereto;

          (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of Code; and

          (v) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof.

          (c) There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4041, 4042, 4062, 4063, 4064 or 4069 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Plans that the Seller maintains or contributes to or has maintained or contributed to. No Plan is subject to Title IV of ERISA and the Seller has not incurred any liability (including contingent liability) under Title IV of ERISA with respect to any Plan, within the past five years ending on the last day of the most recent Plan year, as applicable, ended prior to the Closing Date.

          (d) All contributions with respect to all Plans of the Seller or any ERISA Affiliate that are subject to Code Section 412 or ERISA Section 302 have been or will be timely made and there is no Lien under Code Section 412(n).

          (e) Neither the Seller nor any ERISA Affiliate contributes to, is required to contribute to (or has contributed to or has been required to contribute to within the past six years ending on the Closing Date) a "multiemployer plan," as such term is defined in ERISA Section 3(37).

          (f) Neither the Seller, any ERISA Affiliate, any of the Plans, any trust created thereunder nor, to the best knowledge of the Seller any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Seller, any ERISA Affiliate, any of the Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect on the Alexandria Business.

          (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect on the Alexandria Business.

          (h)  Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

     Section 2.12 Intellectual Property. (a) Section 2.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all:

          (i) Patents, Trademarks, Software (other than off-the-shelf commercial software programs having an acquisition price of less than $10,000), and Copyrights that constitute Intellectual Property (with Alexandria Intellectual Property and Third Party Intellectual Property grouped separately on the Disclosure Schedule), indicating for each item whether it is owned, licensed or otherwise obtained (indicating how obtained) by the Seller or any of its affiliates.

          (ii) Contracts and agreements (whether oral or written) of any kind to which the Seller or any of its affiliates is a party or otherwise bound, (A) granting or obtaining any right to use or practice any rights under any Intellectual Property, or (B) restricting the Seller's or any of its affiliates' rights to use any Intellectual Property, including license agreements, development agreements, distribution and reseller agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "Intellectual Property Agreements").

          (b) With respect to the Alexandria Software set forth in Section 2.12(a)(i) of the Disclosure Schedule, such Software was developed, or is in development, either (i) by employees of the Seller or any of its affiliates within the scope of their employment or (ii) by independent contractors who have assigned their rights to the Seller or an affiliate of the Seller pursuant to written agreements. In each agreement in which the Seller or a Seller affiliate has licensed or otherwise granted rights to any Products to third parties, the Seller or Seller affiliate has not (A) failed to limit its liability to no more than the amount of the fees paid pursuant to the agreement; nor (B) warranted as to the performance or functionality of the applicable Product other than stating, at most, that such Product would perform in accordance with its documentation and/or specifications.

          (c) (i) The Intellectual Property Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, except that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect or by legal and equitable principles limiting or affecting the rights of creditors generally, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such Intellectual Property Agreement.

          (ii) All rights to Third Party Intellectual Property that are required of, or used by, the Seller or any of its affiliates in connection with the Alexandria Business as currently conducted, or proposed or contemplated to be conducted, are secured to the Seller or one of its affiliates, as appropriate, pursuant to the Intellectual Property Agreements set forth in
Section 2.12(c) of the Disclosure Schedule. No royalties, honoraria or other fees are payable by the Seller or any of its affiliates to any third parties for the use of or right to use any Intellectual Property, except pursuant to the Intellectual Property Agreements.

          (iii) Neither the Seller nor any of its affiliates has licensed, sublicensed or otherwise granted any rights in or to any Intellectual Property other than pursuant to the Intellectual Property Agreements.

          (iv) There is no restriction or limitation on the right of the Seller and its affiliates to transfer any of the Alexandria Intellectual Property or the Intellectual Property Agreements to Buyer and upon Closing, there will be no restriction or limitation on the right of the Seller and its affiliates to transfer to the Buyer any of the Alexandria Intellectual Property or Intellectual Property Agreements.

          (d)  Except as set forth on Section 2.12(d) of the Disclosure
Schedule:

          (i) The Seller or a Seller affiliate owns, or has a valid right to use, free and clear of all Liens (as defined in Section 2.17(b) of this Agreement), all of the Alexandria Intellectual Property. The Alexandria Intellectual Property and the Third Party Intellectual Property constitute all intellectual property of any sort Related to the Alexandria Business. The Seller or a Seller affiliate is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration of Alexandria Intellectual Property listed on
Section 2.12(a)(i) of the Disclosure Schedule.

          (ii) The Alexandria Intellectual Property and, to the Seller's knowledge, the Third Party Intellectual Property, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, is valid and enforceable.

          (iii) During the past three (3) years there has not been, and there is no currently pending or, to the Seller's knowledge, threatened Proceeding (A) involving the Alexandria Intellectual Property or, to the best of the Seller's knowledge, any Third Party Intellectual Property, or (B) alleging that the activities or the conduct of the Alexandria Business infringes, misappropriates, dilutes, violates or otherwise constitutes the unauthorized use or exploitation of (either directly or indirectly, such as through contributory infringement or inducement to infringe) (collectively, "Infringe" or "Infringes") the intellectual property rights of any third party or challenging the Seller or a Seller affiliate's ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than contained in the Alexandria Intellectual Property Agreements which (X) restrict the Seller or any of its affiliates' rights to use in any way any Intellectual Property, (Y) restrict the Seller or any of its affiliates' business or operations in order to accommodate a third party's intellectual property rights or (Z) permit any third parties to use any Alexandria Intellectual Property.

          (iv) The conduct of the Alexandria Business as currently conducted or proposed or contemplated to be conducted does not Infringe any intellectual property rights owned or controlled by any third party. To the Seller's knowledge, no third party is Infringing any Alexandria Intellectual Property and no such Proceedings, or Proceedings relating to the Intellectual Property Agreements, have been brought against any third party by the Seller or any of its affiliates.

          (v) The Seller and its affiliates take reasonable measures to protect the confidentiality of Trade Secrets, including requiring employees and other parties having access to Trade Secrets to execute written non-disclosure agreements which adequately protect the Alexandria Intellectual Property, and Third Party Intellectual Property for which the Seller or any of its affiliates has confidentiality obligations, from unauthorized use or disclosure ("Non-Disclosure Agreements"). To the Seller's knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than in the ordinary course of business consistent with past practice, including pursuant to a Non-Disclosure Agreement. To the Seller's knowledge, no party to any Non-Disclosure Agreement is in breach or default thereof.

          (vi) Except to the extent specifically contemplated by this Agreement, no stockholder or current or former partner, director, officer, or employee of the Seller or any of its affiliates (or any respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any right, title or interest in or to use any of the Alexandria Intellectual Property.

     Section 2.13  Transactions with Affiliates.  Except as set forth in Section
2.13 of the Disclosure Schedule, none of the Seller's stockholders, directors, officers, employees or other affiliates have been involved in any Alexandria Business arrangement or relationship with the Alexandria Business within the past two years other than as employees of Seller, and none of the Seller's stockholders, directors, officers, employees or other affiliates own any asset, tangible or intangible, which is used in the Alexandria Business.

     Section 2.14 Contracts. (a) Section 2.14(a) of the Disclosure Schedule sets forth a true and correct list or description of all of the Assumed Contracts.

          (b) The Seller has delivered or made available to the Buyer true and complete copies of all Assumed Contracts and each Intellectual Property Agreement described or set forth in Section 2.12(a) of the Disclosure Schedule.

          (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, each Assumed Contract and each Intellectual Property Agreement described or set forth in Section 2.12(a) of the Disclosure Schedule is in full force and effect, has not been modified or amended except as set forth in
Section 2.14(c) of the Disclosure Schedule and constitutes the legal, valid and binding obligation of the Seller as a party thereto, in accordance with the terms of such agreement. The Seller is not in breach or default in any material respect under any Assumed Contract or Intellectual Property Agreement nor, to the knowledge of Seller, is any other party to any Assumed Contract or Intellectual Property Agreement in breach or default thereunder in any material respect. The Seller has not given or received a notice of default under any Assumed Contract or any Intellectual Property Agreement.

     Section 2.15  Relations with Employees.  (a)  Except as set forth in
Section 2.15(a) of the Disclosure Schedule, there is no unfair labor practice or discrimination charge or complaint or other proceeding pending or, to the best knowledge of the Seller, threatened against the Seller relating to the Alexandria Business before any Governmental Entity. The Seller's relations with the Alexandria Employees is good.

          (b) Section 2.15(b) of the Disclosure Schedule, sets forth a list of Alexandria Employees, and such employees' current salary and bonus arrangements.

     Section 2.16 Assets Necessary to Alexandria Business. The Assets include all of the assets, properties and rights with which the Seller has conducted the Alexandria Business during the twelve month period prior to the date hereof and such Assets are sufficient to run the Alexandria Business as it is presently being conducted or proposed or contemplated to be conducted by the Seller.

     Section 2.17 Title to Properties. (a) Except as set forth in Section 2.17(a) of the Disclosure Schedule, the Seller has good and marketable title to the Assets free and clear of all Liens, other than Permitted Liens, or other ownership interest therein.

          (b) "Liens" means any mortgage, pledge, lien (statutory or otherwise), security interest, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature, except for Permitted Liens. "Permitted Liens" means (i) Liens for current taxes not yet due and payable or
(ii) mechanics', carriers', workers' and other similar Liens arising or incurred in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Assets subject thereto or materially impair the conduct of the Alexandria Business.

     Section 2.18 Accounting Controls. The books and records of the Alexandria Business are maintained in accordance with good business practice and reflect all transactions in a lawful manner. All assets and liabilities of the Alexandria Business and all transactions thereof have been recorded on the books and records of the Alexandria Business in accordance with GAAP and good business practice and accurately present in all material respects the transactions described therein.

     Section 2.19 Accounts Receivable. All Accounts Receivable or other receivables acquired by the Buyer at the Closing will represent sales actually made or services actually delivered in the ordinary course of business consistent with past practice, and all Accounts Receivable and other receivables are reflected on the books and records of the Seller, net of reserves, which will be adequate and will be calculated in accordance with GAAP and the past practices of the Seller. Except to the extent reserved or reflected against in the Closing Date Statement of Net Book Assets, to the knowledge of Seller, there is no reason why any Account Receivable or other receivable would not be collectible in the ordinary course of business.

     Section 2.20 Inventory. The Inventory held by the Alexandria Business was acquired or produced and has been maintained in the ordinary course of the conduct of the Alexandria Business consistent with past practice. At the Closing, good and marketable title to all of the Inventory will vest in Buyer free and clear of all Liens.

     Section 2.21 Restrictions. Except as disclosed in Section 2.21 of the Disclosure Schedule, Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future have a Material Adverse Effect on, or materially restrict, the business, operations, assets, properties, prospects or condition (financial or otherwise) of, the Alexandria Business or the conduct thereof after consummation of the transactions contemplated hereby.

     Section 2.22 Brokers and Finders. None of the Seller or any affiliate of the Seller has employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby, except for Scott Lehman and his affiliates whose fees and expenses will be paid by the Seller.

     Section 2.23 Completeness of Disclosure. No representation or warranty by the Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished to or to be furnished to Buyer in connection with the negotiation, execution or performance of this Agreement or the Letter Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     Section 2.24  Year 2000 Compliance.

          (a)  For purposes of this Agreement,
          (i) "Date Data" means any date information and any data that is derived from or dependent on date information;

          (ii) "Date-Sensitive System" means any Software, microcode, hardware, system, device or component that Processes any Date Data and that is Related to the Alexandria Business (including any Products and any other Alexandria Software, and including any such Date-Sensitive Systems on order by the Seller or any of its affiliates);

          (iii) "Process" means all functions, including but not limited to accepting as input, sequencing, calculating, storing, displaying and generating as output such Date Data, whether performed on a stand-alone basis or in combination with any other Software, microcode, hardware, system, device or component;

          (iv) "Year 2000 Compliant" means (A) with respect to Date Data, that such Data is in proper format and accurate for all dates within the Year 2000 Window (including taking into account leap year considerations); and (B) with respect to Date-Sensitive Systems, that each such System correctly Processes all Date Data for all dates within the Year 2000 Window (including taking into account leap year considerations) without any loss of functionality, interoperability or performance, and whether used on a stand-alone basis or in combination with any other software, microcode, hardware, system, device or component.

          (v) "Year 2000 Window" means all dates before on or after January 1, 2000, except that with respect to versions 4.00 and higher of Alexandria (not including version 5.00), Year 2000 Window means January 1, 1910 through December 31, 2009, inclusive.

          (vi) "Customer Data" means data stored on the tapes used in tape libraries managed by the Products, other than (A) management and control data for such tapes and tape libraries, and (B) data modified by the Products.

          (b) Except as set forth in Section 2.24(b) of the Disclosure Schedule, the Seller represents and warrants that, as of the Closing Date, all Date Data and Date-Sensitive Systems Related to the Alexandria Business, other than versions of Alexandria lower than version 4.00, are Year 2000 Compliant and that the Seller or a Seller affiliate has obtained written representations or assurances from each entity that (i) provides Date Data or Date-Sensitive Systems Related to the Alexandria Business, (ii) Processes Date Data Related to the Alexandria Business, or (iii) otherwise provides any material product or service that is Related to the Alexandria Business and that is dependent on Date Data or Date-Sensitive Systems, that all of such entities' Date Data and Date-Sensitive Systems are Year 2000 Compliant. Notwithstanding any of the foregoing in this Section 2.24(b), Seller makes no Year 2000 Compliance representation or warranty relating to Customer Data.

          (c) Except as set forth in Section 2.24(c) of the Disclosure Schedule, neither the Seller nor any of its affiliates has at any time (i) made any representations or warranties concerning the Year 2000 Compliance of any Products or any Date Data or Date-Sensitive Systems Related to the Alexandria Business, nor (ii) made any disclosures or statements to any third parties regarding the Year 2000 Compliance of the Products or the Alexandria Business, other than substantially as set forth in Section 2.24(c) of the Disclosure Schedule, nor (iii) offered or agreed to provide, or suggested that it shall or may make available, any upgrades or fixes to any Products, at no or reduced cost or fees, in connection with Year 2000 Compliance.


                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER

     Parent and the Buyer represent and warrant to the Seller as follows:

     Section 3.1 Organization. Each of Parent and the Buyer is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

     Section 3.2 Authority Relative to this Agreement. Each of Parent and the Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the Buyer and the consummation by Parent and the Buyer of the transactions contemplated by this Agreement have been duly and validly authorized and no other corporate proceedings on the part of Parent and the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and the Buyer and constitutes, assuming the due execution and delivery of this Agreement by the Seller, Thompson and Sausa, a valid and binding agreement of Parent and the Buyer, enforceable against Parent and the Buyer in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect or by legal and equitable principles limiting or affecting the rights of creditors generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3 Consents and Approvals; No Violations. Except for the applicable requirements of the HSR Act, no consent, approval, authorization, or other action by, or filing with or notification to, any Governmental Entity or other third party is required to be made or obtained by Parent and the Buyer on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Parent and the Buyer except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Parent and the Buyer to consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent and the Buyer nor the consummation by Parent and the Buyer of the transactions contemplated by this Agreement nor compliance by Parent and the Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or the Buyer,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, arrangement or other commitment or obligation to which Parent or the Buyer is a party or by which Parent or the Buyer or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent or the Buyer or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not prevent or delay the consummation of the transactions contemplated by this Agreement.

     Section 3.4 Adequacy of Funds. The Buyer has, or will as of the Closing have, access to sufficient resources to pay the Purchase Price in accordance with Article I hereof.

     Section 3.5 Brokers and Finders. Parent and the Buyer have not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby except for Broadview International, LLC whose fees and expenses will be paid by Parent.


                                  ARTICLE IV

                                   COVENANTS

     Section 4.1 Conduct of the Alexandria Business. During the period from the date hereof to the Closing, except as otherwise provided for in, or contemplated by, this Agreement or except with the prior written consent of the Buyer (which consent may be withheld in the Buyer's sole discretion), the Seller covenants and agrees that it shall cause the Alexandria Business to be operated only in the ordinary course of business consistent with past practice and to:

          (a) hold, use, operate, preserve, protect, repair and maintain the Assets in a commercially reasonable manner consistent with Seller's past practice;

          (b) use all reasonable efforts to retain and preserve the relationships with and the goodwill of, the present and potential customers, suppliers and employees of the Alexandria Business and others having business relations with the Alexandria Business;

          (c) promptly (but in no event later than the second business day after Seller has knowledge) advise Buyer in writing of the commencement of, and of any threat to commence (of which Seller has knowledge), any suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation or Tax audit relating to or involving the Alexandria Business or the Assets;

          (d) comply in all material respects with the provisions of all Assumed Contracts, Permits and applicable laws;

          (e) not enter into any contract, or terminate, modify or amend in any material respect or waive any material right under any contract, except in the ordinary course of the conduct of the Alexandria Business consistent with Seller's past practice;

          (f) not (i) enter into any contract (other than customer agreements on Seller's standard forms or that do not otherwise contain provisions materially more adverse to Seller or any of its subsidiaries than those customarily accepted by Seller and its subsidiaries in the ordinary course of the conduct of the Alexandria Business) that would involve the payment or receipt of more than $50,000 or (ii) terminate, modify or amend in any material respect or waive any material right under any contract entered into with Buyer's consent pursuant to clause (i) of this Section 4.1(f);

          (g) not sell, consume, amortize, dispose of or encumber, or enter into any agreement for the sale, disposition or encumbrance of, all or any portion of any rights, properties or assets that, absent such sale, consumption, amortization or disposition, would be included in the Assets as of the Closing, except in the ordinary course of the conduct of the Alexandria Business consistent with Seller's past practice;

          (h) except for Permitted Liens and Liens in existence on the date hereof which will be relieved or released prior to the Closing, not grant, create or permit to exist any Liens on any of the Assets;

          (i) not (i) increase in any manner the rate of compensation or benefits of any Alexandria Employee, (ii) make or agree to make any payment pursuant to any Plan, including any payment of any pension, retirement allowance, severance or other employee benefit, for the benefit of any Alexandria Employee, (iii) adopt or enter into any additional Plan, or employment or consulting agreement, for the benefit of or with any Alexandria Employee, or (iv) terminate the employment of any Alexandria Employee prior to the Closing except, in any such case, as required by law or under the terms of any existing agreement or any existing Plan;

          (j) not surrender, modify, amend, waive, forfeit or otherwise adversely affect any material right under any of the Permits or Alexandria Intellectual Property;

          (k) not enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation that (i) would result in the imposition of any Lien or other restriction affecting any of the Assets, (ii) would be binding on Buyer, or (iii) otherwise relates to or affects the Alexandria Business or the Assets;

          (l) not modify or amend its accounting policies, practices and procedures or the manner in which the books, records and financial statements of Seller pertaining to the Alexandria Business or the Assets are prepared and maintained;

          (m) except in the ordinary course of the conduct of the Alexandria Business consistent with Seller's past practice, not (i) delay or defer the payment or discharge of any liability or obligation that, if not paid or discharged prior to the Closing, would constitute an Assumed Liability, (ii) accelerate or use any special efforts to collect any portion of any account receivable or other amount due to Seller or any of its subsidiaries that, if not collected prior to the Closing, would constitute an Asset, or (iii) take or omit to take any other action, in the case of any of the matters referred to in the foregoing clauses (i) and (ii), with the purpose or effect of increasing the Assumed Liabilities or reducing the Assets to the benefit of Seller and the detriment of Buyer and/or the Alexandria Business;

          (n) not make any Tax elections or settle or compromise any Tax liability or, except as required by law, change any Tax methods, policies or procedures which relate to the Assets or the Alexandria Business; and

          (o) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Seller contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to Closing set forth in Article V hereof.

     Section 4.2 Access to Information. (a) The Buyer may make or cause to be made such additional investigation of the business and properties of the Seller and its financial and legal conditions as the Buyer deems reasonably necessary or advisable to further familiarize themselves therewith. The Seller shall, and the Seller shall cause its employees to, permit the Buyer and its accountants, counsel and other rep-resentatives to have, during the period from the date hereof to the Closing Date, reasonable access to the premises, clients, employees, books and records of the Seller, relating to the Alexandria Business (including such books and records as relate to any of their Taxes), for all periods prior to or as of the Closing Date, during normal business hours and upon reasonable notice. The Seller shall, and the Seller shall cause its employees to, furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Seller as the Buyer from time to time may reasonably request.

          (b) No investigation pursuant to this Section 4.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 4.3 Disclosure Supplements. From time to time prior to the Closing, the Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the respective disclosure schedule. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect or be taken into consideration for the purpose of determining satisfaction of the conditions set forth in Article V hereof or the compliance by the Seller with any covenant set forth herein or the indemnification provided for in Article VII hereof.

     Section 4.4 Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) using their reasonable best efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information or document supplied by such party to a Governmental Entity or third party in connection with this Agreement and the transactions contemplated by this Agreement. The Seller and the Buyer shall, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated by this

Agreement, use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

          (b) Prior to the Closing, the Seller shall promptly notify the Buyer in writing of the occurrence (or non-occurrence) of any event or the existence of any circumstance of which the Seller has knowledge, the occurrence (or non-occurrence) or the existence of which would be likely to cause any representation or warranty contained in Article II hereof to be untrue or inaccurate in any material respect and of any material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (c) Each party hereto shall promptly inform the other of any communication from any Governmental Entity or self-regulatory authority regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity or self-regulatory authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     Section 4.5 Further Assurances. (a) From time to time after the Closing, without additional consideration, the Seller will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement, including by executing assignments, acknowledgments, and consents and other instruments of transfer, and by providing information and access to personnel and records and cooperating with and assisting the Buyer in collecting the Accounts Receivables. Without limiting the generality of the foregoing, Seller shall, on behalf of and as agent for Buyer, collect all of the Shared Accounts Receivables and promptly (but in any event within two business days) remit to Buyer the proceeds relating to the Alexandria Business collected under any Shared Accounts Receivables.

          (b) If, following the Closing, the Seller finds in its possession any assets or rights which should have been transferred hereunder or the Seller receives any payment due the Buyer or any mail (including but not limited to any payments or collections of Accounts Receivables) of the Buyer which are included in the Assets or the Assumed Liabilities, the Seller shall promptly deliver to the Buyer any of such of the foregoing. If after the Closing, the Buyer finds in its possession any assets or rights which are not included in the Assets or Assumed Liabilities, the Buyer shall promptly deliver to the Seller any of such of the foregoing; provided, that the Buyer may receive and open all mail addressed to the Seller and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Alexandria Business, the Assets or any of the Assumed Liabilities.

     Section 4.6 Exclusivity. Recognizing that the Buyer's investigations of the Seller and its businesses, and the negotiation and drafting of this Agreement and the other agreements, documents and instruments to be executed by the Buyer in connection herewith have to date required and will continue to require the Buyer to expend significant time, effort and money, and to induce the Buyer to execute and deliver this Agreement and proceed with the transactions contemplated hereby, as long as this Agreement is in effect and for a period of 30 days after its termination, Seller and its subsidiaries shall not, and will not permit any of their shareholders, officers, directors, agents or affiliates to, directly or indirectly, initiate, solicit or encourage (including by way of providing any non-public information concerning the Alexandria Business to any person), any inquiries or the making of any proposal, or have any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to a merger, stock purchase, consolidation or similar transaction involving, or any purchase of all or any significant portion of the Assets other than in the ordinary course of business of, or any significant equity interest in, the Alexandria Business other than as contemplated hereby (an "Acquisition Transaction"). Seller shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller or any of its subsidiaries. Except to the extent that Seller or Thompson is bound by an existing (on the date hereof) nondisclosure agreement prohibiting such disclosure, such notice shall include the identity of the party making, and the terms of (including delivery of copies thereof), any inquiry or proposal relating to an Acquisition Transaction. Seller will keep Buyer fully informed of the status of, and any modification to, any such inquiry or proposal. Seller will immediately cease any existing discussions or negotiations with any third party relating to an Acquisition Transaction.

     Section 4.7  Employee Matters.

          Schedule 2.15(b) sets forth a list of all employees of Seller whom Seller and Buyer have agreed are employees of the Alexandria Business (the "Alexandria Employees"). The parties hereto agree that they will consult and cooperate with each other for the purpose of including additional employees of Seller on Section 2.15(b) of the Disclosure Schedule and, upon the mutual agreement of the parties hereto prior to the Closing, any such additional employee shall be added to Section 2.15(b) of the Disclosure Schedule, and for purposes of this Agreement shall be considered an Alexandria Employee. At the Closing, the Buyer will offer to employ all of the Alexandria Employees. Seller will cooperate with and assist Buyer in recruiting and encouraging the Alexandria Employees to transition their employment to Buyer effective as of the Closing Date. Without limiting the generality of the preceding sentence, Seller shall, if requested by Buyer, make clear to any Alexandria Employee identified by Seller that continuing their employment with Seller past the

Closing Date will not be permitted. The Buyer will be responsible for any severance or termination payments owing to the Alexandria Employees following the Closing. To the fullest extent legally permissible and consistent with its existing benefit programs, Buyer shall accord the Alexandria Employees full past service credit. As soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, the Buyer shall establish or designate a defined contribution plan and trust intended to qualify under
Section 401(a) and Section 501(a) of the Code (the "Buyer's Savings Plan"). Seller shall direct the trustee of the Spectra Logic Corp. 401(k) Plan to transfer to the trustee of the Buyer's Savings Plan the cash value of the account balances under the Spectra Logic Corp. 401(k) Plan as of the date of transfer in respect of all Alexandria Employees who accept employment with the Buyer (the "Affected Employees"). Upon such transfer, Buyer's Savings Plan shall assume all liabilities for all accrued benefits under the Spectra Logic Corp. 401(k) Plan in respect of all Affected Employees that are transferred to the Buyer's Savings Plan and the Spectra Logic Corp. 401(k) Plan shall be relieved of all liabilities for such accrued benefits. The Buyer and the Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310-A in connection therewith.

     Section 4.8 Tax Matters. (a) The Seller shall be responsible for the timely payment of all transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement. The Seller shall prepare and timely file all Tax Returns required to be filed in respect of transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes) and timely pay the transfer Tax shown as due on such Tax Return; provided, however, that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under applicable law.

          (b) Any payment made or treated as made pursuant to Article VII hereof shall be treated for Tax purposes consistently by the Buyer and the Seller as an adjustment of the Purchase Price.

     Section 4.9 Satisfaction of Liabilities. (a) Prior to the Closing, any amount owed by any stockholder, director, officer or other affiliate of the Seller to the Alexandria Business shall be repaid to the Seller.

          (b) From and after the Closing, (i) the Seller shall satisfy in a timely manner all Retained Liabilities and (ii) the Buyer shall satisfy in a timely manner all Assumed Liabilities.

     Section 4.10 Non-Competition. (a) As a material inducement to Buyer's entry into this Agreement, and as further consideration for the covenants of the

Buyer contained herein, and in consideration of an aggregate payment of $6,000,000, of which $5,000,000 shall be paid to Thompson and $1,000,000 to Sausa at the Closing (collectively, the "Non-Compete Payment"), during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller and its affiliates, Thompson and Sausa, shall not, directly or indirectly, engage or invest in, organize or participate in the organization of any entity if such entity is engaged in or to be engaged in, or provide financial, technical or other assistance to, any other person or entity for the purpose of facilitating the engagement or investment by such other person or entity in, competition with Buyer (as defined below) anywhere in the world (other than passive investments in the form of direct or indirect ownership of less than 5% of the equity interests in any entity engaged in competition with the Buyer). For purposes of this Section 4.10, "competition with the Buyer" means the business, conduct or activity of designing, developing, marketing, selling, delivering, licensing, supporting, maintaining or otherwise providing, or of assisting or participating in the design, development, marketing, sale, delivery, licensing, support, maintenance or provision of, storage management software (including any such software that is similar in function to any of the Software or the Products), or providing any related consulting services (including any such consulting services that are similar to those performed in connection with the conduct of the Alexandria Business) in connection with the conduct of the Alexandria Business as it is currently conducted, with reasonable extensions thereof; provided, however, that nothing in this Section 4.10 shall prohibit Seller from developing, offering or supporting software or device drivers (1) whose functionality is limited to (A) the monitoring, maintenance, configuration or administration of hardware manufactured by Seller or a third party operating under a license from Seller (collectively, "Spectra Logic Hardware"), or (B) enabling Spectra Logic Hardware to interact with other software, and (2) under circumstances where Seller receives no additional value or consideration, directly or indirectly, as a result of offering such software or device drivers along with Spectra Logic Hardware. For the avoidance of any doubt, it is the intention of the parties that clauses (1) and (2) in the immediately preceding proviso clause be construed and interpreted as conjunctive in nature. Seller may approach Parent or Buyer on a confidential basis to ascertain whether Parent or Buyer is of the opinion that any proposed activity of Seller would contravene or potentially contravene the provisions of this Section 4.10. Buyer or Parent will respond in good faith to any such inquiry and will communicate its opinion to Seller within 30 days of receipt of Seller's inquiry, which response will be considered in good faith by Seller.

          (b) The Seller and its affiliates, Thomson and Sausa, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, shall not solicit for hire or employment, or hire or employ, any Alexandria Employee to work for Seller or its affiliates or any entity that is in competition with Buyer. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Buyer shall not solicit for hire or employment, or hire or employ, any employee of Seller (other than the Alexandria Employees) to work for Buyer.

          (c) Seller, Thompson and Sausa acknowledge that any breach of the covenant set forth in paragraph (a) or (b) of this Section 4.10 will result in irreparable damage to the Buyer for which the Buyer will have no adequate remedy at law and, accordingly, that the Buyer shall be entitled to an injunction restraining Seller, Thompson or Sausa from such breach; provided, however, that resort to such injunctive relief shall not be exclusive of any other remedy at law, in equity or otherwise, and shall not preclude the recovery by Buyer of monetary damages or other relief in addition thereto. In the event that the covenant set forth in paragraph (a) or (b) of this Section 4.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or to too large a geographic area or by reason of being too extensive in any other respect or for any other reason, such covenant shall be interpreted to extend only for the maximum period of time and/or geographic area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court.

     Section 4.11 Consulting Agreement. On or before the date of the Closing, Buyer and Thompson shall enter into a consulting agreement, substantially in the form of Exhibit E hereto, providing, among other things, that in consideration of an up-front lump sum payment to Thompson in the amount of $250,000 (the "Consulting Payment") for a period of six months following the Closing Date, Thompson shall devote, at Buyer's request, up to 50% of his business time to consulting on matters related to the Alexandria Business, including introducing Buyer and its employees to original equipment manufacturers used by or associated with the Alexandria Business and customers of the Alexandria Business. Thompson shall be reimbursed for costs and expenses incurred by him in connection with providing such consulting services but, except for the Consulting Payment, shall not receive any other compensation for such services.

     Section 4.12 Office Space; Office Services. For 180 days following the Closing Date and for no additional consideration, the Seller shall provide the Buyer with adequate office space at the facilities of Seller located in and around Boulder, Colorado so as to allow Sterling to operate the Alexandria Business on a transitional basis for such 180 day period. Upon the request of Buyer and for no additional consideration, the 180 day period specified in the previous sentence shall be extended for one additional 30 day period. Seller shall use reasonable efforts to provide the office space covered by this Section
4.12 in only one of the buildings at the facilities of Seller located in and
around Boulder, Colorado.   While Buyer is occupying space in facilities of
Seller, Seller shall supply Buyer with customary office services, including, without limitation, telephone (other than long distance charges, which shall be the responsibility of Buyer), copying, facsimile, mail, utilities, garbage disposal and the like.

     Section 4.13 Publicity; Web Site Matters. (a) Unless required by law, neither Seller (or its affiliates) nor Parent or Buyer (or their affiliates) shall disseminate to any third party (including their employees, customers and suppliers) any notices, press releases, or other communication concerning any transaction contemplated by this Agreement without the approval of Parent or Buyer (with respect to Seller or its affiliates) or Seller (with respect to Parent or Buyer or their affiliates), which approval shall not be unreasonably withheld or delayed.

          (b) For a period of 180 days after the Closing Date, Seller shall include prominent hyperlink(s) on the Seller Web Site home page and other appropriate pages on the Seller Web Site so as to allow any visitor wishing to obtain information concerning the Alexandria Business or any Products to be automatically transferred with a single mouse click to a URL address to be specified by Buyer.

          (c) It is the express intent and understanding of the parties hereto that the Assets to be transferred as part of the transaction contemplated by this Agreement specifically include all content on the Seller Web Site relating to any Products or that is otherwise Related to the Alexandria Business. In order that Parent may be in a position to include such content in Parent's World Wide Web site immediately following the Closing, Seller shall provide Parent with an electronic copy of such content a reasonable period of time prior to the anticipated Closing Date.

     Section 4.14 Transition Technical and Product Fulfillment Assistance. (a) For a period of 180 days after the Closing Date, the Seller or the appropriate Seller subsidiary shall provide, as reasonably requested by Buyer, consulting, instruction and training services and support to Buyer or Buyer affiliate employees and contractors relating to the research, development, design, coding, implementation, testing, installation, use and support of the Alexandria Intellectual Property and the conduct of the Alexandria Business. Such services and support shall be provided at no cost to Buyer for the first 60 days of such 180-day period and at Buyer's expense (at Seller's actual cost) thereafter.

          (b) For a period of 180 days after the Closing Date, the Seller or the appropriate Seller subsidiary shall provide, as reasonably requested by Buyer, product fulfillment and distribution services to Buyer in the same manner as it presently provides such services to the Alexandria Business, including shipping of Products, replacement of inventory and assembly and packaging of Products. Such services and support shall be provided by Seller at no cost to Buyer for the first 90 days of such period and for each 30 day period thereafter Buyer shall pay to Seller a mu-tually agreed upon amount (designed to approximate Seller's cost of providing such services) for each 30 day period for which Buyer requests such services from Seller.

     Section 4.15 Recordation of Chain of Title. At the request of Buyer, to the extent that the Seller is not the current record owner of any item of Alexandria Intellectual Property included on the schedule referred to in Section 2.12(a) hereof, then the Seller shall, at its sole cost and expense, no later than ninety days after such request, submit all necessary documentation in recordable form to the appropriate registry in each applicable jurisdiction in order to record the chain of title to the Seller.

     Section 4.16 Product Reseller Agreement. On or before the Closing Date, the Buyer and the Seller shall enter into a nonexclusive reseller agreement for the re-licensing by the Seller of Products currently generally available, having the terms set forth in the term sheet for the nonexclusive product reseller agreement attached hereto as Exhibit F ("Product Reseller Agreement").

     Section 4.17 Seller Product License. On or before the Closing Date, the Buyer and the Seller shall enter into a customary fully paid-up, nonexclusive, perpetual license for up to 100 copies of the Products and related documentation, both as generally available from time to time, in object code only, solely for (a) the Seller's internal information system back-up requirements, and (b) development and testing of tape library and other information storage hardware products developed and marketed by the Seller (with such license entitling Seller to receive copies of future releases of the products, without charge, and containing typical and user license and VAR development and testing license terms and conditions), substantially in the form of the License Agreement attached hereto as Exhibit G ("Seller Product License").

     Section 4.18 Satisfaction of Certain Indebtedness. At or prior to the Closing, the Seller shall satisfy or pay or cause to be satisfied or paid any and all capitalized lease obligations or other indebtedness with respect to any of the Assets and shall cause the termination and release of any security interests or Liens given by the Seller with respect thereto, and will assure that good title to the equipment underlying such capital lease obligations or other Assets is transferred to the Buyer as of the Closing Date.


                                   ARTICLE V

                                  CONDITIONS

     Section 5.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          (a) The applicable waiting period under the HSR Act shall have expired or terminated.

          (b) No action, suit or proceeding shall be pending or instituted before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any self-regulatory authority wherein an unfavorable injunction, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause the Buyer to owe material damages to any third party (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

          (c) No statute, rule, or regulation of any nature shall have been enacted, entered, promulgated or enforced by any Governmental Entity, and shall be in effect, which restrains or prohibits the transactions contemplated by this Agreement.

     Section 5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions, which are for the benefit of the Buyer only and may only be waived by the Buyer at or prior to the Closing in its sole discretion:

          (a) The representations and warranties of the Seller in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all material respects and the representations and warranties of the Seller which are qualified by "materiality" or Material Adverse Effect" shall be true and correct, in each case as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time).

          (b) The Seller shall have performed and complied with all of its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing, except where the failure to so perform or comply would not have a Material Adverse Effect on the Alexandria Business or on Buyer's ability to operate the Alexandria Business after the Closing.

          (c) Except for the transactions contemplated by this Agreement, there shall not have been any changes in the Alexandria Business since February 27,

1999 that in the aggregate have had, or are reasonable likely to have, a Material Adverse Effect on the Alexandria Business.

          (d)  The consent or approval of each third party listed on Schedule
5.2 hereof in connection with the transfer of the Assets or the Alexandria Business shall have been obtained.

          (e) All material Liens on and security interests in the Assets shall be removed or released to the reasonable satisfaction of Buyer.

          (f) The Buyer shall have received from the Seller a certificate, dated the Closing Date, duly executed by the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer of the Seller, satisfactory in form to the Buyer, to the effect of (a), (b), (c), (d) and (e) above.

          (g) The Seller shall have delivered or caused to be delivered to the Buyer each of the documents specified in Sections 1.7(a), (b), (c), (d), (g),
(h), (i) and (j) hereof.

     Section 5.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions, which are for the benefit of the Seller only and may only be waived by Seller at or prior to the Closing in its sole discretion:

          (a) The representations and warranties of the Parent and the Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

          (b) The Buyer shall have performed and complied in all material respects with all of its respective covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) The Seller shall have received from the Buyer a certificate, dated the Closing Date, duly executed by the Secretary of the Buyer, satisfactory in form to the Seller, to the effect of (a) and (b) above.

          (d) The Buyer shall have delivered or caused to be delivered to the Seller, Thompson or Sausa each of the documents and payments specified in Sections 1.8(a), (b), (c) and (d) hereof.

                                  ARTICLE VI

                           TERMINATION AND AMENDMENT

     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

          (a)  Mutual consent of the Seller and the Buyer.

          (b) Either the Seller or the Buyer if the Closing shall not have occurred on or before ninety days from the execution of this Agreement, unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement; provided, however, Buyer may unilaterally extend the 90-day period in this clause (b) by up to three additional 30-day periods (for a maximum aggregate period of 180 days) upon the payment of $400,000 to Seller for each such additional 30-day period.

          (c) Either the Seller or the Buyer if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

          (d) Either the Seller or Buyer upon the material breach of the other party of its obligations hereunder after such breaching party has been given a reasonable opportunity to cure such breach.

     Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1 hereof, all of the obligations and liabilities of the parties under this Agreement shall terminate; provided, however, that nothing in this Section 6.2 shall relieve any party from any liability for any breach of this Agreement.

     Section 6.3 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Neither the failure or the delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

     Section 6.4 Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party shall pay the fees and expenses of its respective counsel, accountants, experts and other retained professionals and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of the Letter Agreement, this Agreement and the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                           SURVIVAL; INDEMNIFICATION

     Section 7.1 Survival Periods. (a) All representations and warranties of the parties contained in this Agreement, the Disclosure Schedule, or any certificate or instrument delivered in connection herewith shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 24 months from the Closing Date; provided, that the representations and warranties set forth in Section 2.12 (Intellectual Property) hereof, and Section 2.17 (Title to Properties) hereof, and the related sections of the Disclosure Schedule, shall continue in full force and affect until five years from the Closing Date, and that the representations and warranties set forth in Section 2.10 (Taxes) hereof, and the related sections of the Disclosure Schedule, shall survive until the date ninety days following the expiration of the applicable statutes of limitation (including any extensions thereof) and the covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms. In the event that an Indemnified Party (as defined below) (x) receives notice of or identifies any matter which provides a reasonable basis for a claim to indemnification hereunder within the applicable period provided in this Section 7.1(a) and (y) provides notice to the Indemnifying Party (as defined below) of the receipt of such notice or such identification, and such claim shall not have been finally resolved before the expiration of the applicable period referred to in this Section 7.1(a), any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved. Notwithstanding the foregoing, there shall be no period of time within which notice of or a claim for indemnity must be provided with respect to those items set forth in Sections 7.2(a)(ii) and 7.2(b)(ii) hereof. For purposes of this Agreement, the representations and warranties of the Seller contained herein shall be deemed to include the Disclosure Schedule. The Seller agrees that the Closing shall not in and of itself constitute a waiver by the

Buyer of any rights the Buyer may have with respect to any representations and warranties.

          (b) This Section 7.1 shall not limit any covenant or agreement of the parties contained in this Agreement which by its terms contemplates performance after the Closing.

     Section 7.2  Indemnification.  Subject to the other provisions of this
Article VII, from and after the Closing:

          (a) The Seller shall indemnify and hold harmless Parent, the Buyer and their respective affiliates, each of Parent's or the Buyer's and their respective affiliates' directors, officers, employees, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Representatives"), from and against any and all costs and expenses (including reasonable attorneys' fees), suits, proceedings, judgments, fines, losses, claims, causes of action, liabilities, deficiencies, demands, assessments and damages (collectively, "Damages") to the extent caused by, resulting from, or arising from or relating to (i) any breach of any representation or warranty or failure to perform any covenant, agreement or undertaking made by or on behalf of the Seller under this Agreement, the Disclosure Schedule or any of the certificates or documents contemplated by this Agreement and delivered by the Seller in connection herewith or any allegation of a breach of any of the foregoing by any third party; (ii) the Retained Liabilities (whether known or unknown at the time of Closing); or (iii) any Tax liability imposed in connection with any sale, transfer, assignment or disposition of property (tangible or intangible) and any other sale, use or similar Tax liability, in each case to the extent incurred, arising in or attributable to, any transactions occurring or period ending on or before the Closing Date.

          (b) Parent and the Buyer shall jointly and severally indemnify and hold harmless the Seller and its Representatives from and against any Damages to the extent they arise out of or are the result of (i) any breach of any representation or warranty or the failure to perform any covenant, agreement or undertaking made by or on behalf of Parent or the Buyer under this Agreement, or in any certificate or document contemplated by this Agreement or delivered by Parent or the Buyer in connection herewith or any allegation of a breach of any of the foregoing by any third party; or (ii) the Assumed Liabilities.

          (c) The Seller and its Representatives, on the one hand, and Parent, the Buyer and their Representatives, on the other hand, as the case may be, are referred to herein as the "Indemnified Parties."

          (d) Notwithstanding the foregoing, any indemnification in respect of Damages under Section 7.2(a)(i) and Section 7.2(b)(i) shall be operative and ef-fective only to the extent that such Damages, in the aggregate, exceed $50,000, provided that once such amount is exceeded, the indemnification shall be provided for all such Damages from the first dollar of such Damages.

          (e) Required indemnification by the parties under this Section 7.2 with respect to Damages (other than indemnification for Assumed Liabilities and the Retained Liabilities) shall be subject to a cap which shall equal $33,000,000.

     Section 7.3 Claims. (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify the Seller or Parent and the Buyer, as the case may be (the "Indemnifying Party"), in writing of such claim describing such claim in reasonable detail; provided, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually prejudiced thereby, subject, however, to the time periods specified in Section
7.1 hereof. In the event that such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have ten days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; and provided further, that the fees and expenses of such counsel shall be borne by the Indemnified Party. Notwithstanding anything in this Section 7.3(a) to the contrary, the Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party; provided, that the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action in any manner that, in the reasonable judgment of the Indemnified Party or its counsel, would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within ten days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, that so long as the Indemnifying Party is contesting such claim in good faith, any such settlement shall include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a duly executed written release of the Indemnifying Party from all liability in respect of such action; and provided further, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party; and provided further, that the Indemnified Party shall provide the Indemnifying Party reasonable advance notice of any proposed settlement or payment and shall not pay or settle any claim if the Indemnifying Party shall reasonably object.

     Section 7.4 Compliance with Bulk Sales Laws. The Seller and the Buyer hereby waive compliance by the Seller and the Buyer with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller shall indemnify the Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

     Section 7.5 Other Rights and Remedies Not Affected; Right of Set-off. The indemnification rights of the parties under this Article VII are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Buyer or Parent, to:

               Sterling Software, Inc.
               300 Crescent Court, Suite 1200
               Dallas, Texas  75201

               Attention: Don J. McDermett, Jr., Esq.
               Telecopy:  (214) 981-1265


               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom llp
               919 Third Avenue
               New York, NY  10022
               Attention:  Richard J. Grossman, Esq.
               Telecopy:  (212) 735-2000

               and

          (b)  if to the Seller or Nathan C. Thompson or Michael J. Sausa, to:
               Spectra Logic Corporation
               1700 North 55th Street
               Boulder, Colorado  80301
               Attention: Nathan C. Thompson
               Telecopy:  (303) 939-8844

               with a copy to:

               Ireland Stapleton
               Suite 2600
               1675 Broadway
               Denver, Colorado  80202

               Attention: John G. Lewis, Esq.
               Telecopy:  (303) 623-2062

     Section 8.2 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.
Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.3 Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     Section 8.5 Entire Agreement; Assignment. (a) This Agreement, the Confidentiality Agreement, dated February 2, 1999 (the "Confidentiality Agreement"), and the schedules and exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, including the Letter Agreement. The Confidentiality Agreement and all obligations arising thereunder shall terminate as of the Closing Date.

          (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; provided, that the Buyer may assign its rights and obligations hereunder to any wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Buyer of their obligations hereunder if such assignee does not perform such obligations.

     Section 8.6 Governing Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made or to be performed entirely within such state.

     Section 8.7 Publicity. Except as otherwise required by law, or the rules and regulations of any national securities exchange or over-the-counter market, for so long as this Agreement is in effect, none of Parent, the Buyer, the Seller, or any of their respective officers, directors or affiliates shall disclose or cause or permit the disclosure of any information with respect to the transactions contemplated by this Agreement without the express prior approval of the other party hereto. Notwithstanding the foregoing, the provisions of this Section 8.7 shall terminate as to Parent and the Buyer and its officers, directors and affiliates as of the Closing.

     Section 8.8 Binding Nature; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of
Article VII which are intended for the benefit of, and to be enforceable by, any of the Indemnified Parties and their respective successors, heirs and personal representatives, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     Section 8.10 Specific Performance. the parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

     Section 8.11 Knowledge. For purposes of this Agreement, the terms "knowledge of the Seller" or "to the Seller's knowledge" shall mean the knowledge of any officer of the Seller, after making reasonable inquiry under the circumstances.

     Section 8.12 Accounting and Financial Terms. All references herein to any financial or accounting terms shall be defined in accordance with GAAP unless expressly stated to the contrary. All references to dollar amounts shall mean U.S. dollars unless otherwise noted.

     Section 8.13 Construction. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified, (iii) the words "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, and (iv) the word "or" shall not be exclusive.

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or inter-pretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (c) Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception in a manner which would alert a reasonable person as to the nature of such exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item).

          (d) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

     Section 8.14 Incorporation of Exhibits and Schedules. The exhibits and schedules referred to in this Agreement are incorporated herein and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STERLING SOFTWARE, INC.


By:  \s\ Don J. McDermett, Jr.
         Name:  Don J. McDermett, Jr.
         Title: Senior Vice President
                  and General Counsel


STERLING SOFTWARE (U.S.A.), INC.


By:  \s\ Don J. McDermett, Jr.
         Name:  Don J. McDermett, Jr.
         Title: Vice President


SPECTRA LOGIC CORPORATION


By:  \s\ Nathan C. Thompson
 Name:  Nathan C. Thompson
 Title: Chairman and Chief
     Executive Officer



  \s\ Nathan C. Thompson
Nathan C. Thompson (Solely with respect to Sections 4.10 and 4.11 hereof)


  \s\ Michael J. Sausa
Michael J. Sausa (Solely with respect to Section 4.10 hereof)